SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

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PINNACLE WEST CAPITAL CORPORATION

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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 52132
PHOENIX, ARIZONA 85072-2132

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
Wednesday, May 19, 2004

To our Shareholders:

     You are invited to attend the 2004 Annual Meeting of Shareholders of Pinnacle West Capital Corporation to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona at 10:30 a.m., Mountain Standard Time, on Wednesday, May 19, 2004. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:

(1)	Election of four (4) directors;

(2)	Ratification of the appointment of the Company’s independent auditors for the fiscal year ending 2004; and

(3)	Consideration of a shareholder proposal, if presented, at the meeting.

     All shareholders of record at the close of business on March 19, 2004 are entitled to notice of and to vote at the meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.

By order of the Board of Directors,

NANCY C. LOFTIN
Vice President, General Counsel and Secretary

Approximate date of mailing to shareholders:
April 14, 2004

We encourage each shareholder to sign and return the enclosed proxy card or to use telephone or internet voting. Please see our General Information section for information about voting by telephone, internet or mail.

GENERAL INFORMATION	1
What is the purpose of the Annual Meeting?
Who is entitled to vote?
How do I vote?
Is my vote confidential?
What constitutes a quorum?
What are the Board’s recommendations?
What is required to approve the items to be voted on?
Will shareholders be asked to vote on any other matters?
Who is entitled to attend the Annual Meeting?
Can I change my vote after I submit my proxy?
PROPOSAL 1 - ELECTION OF DIRECTORS	3
Who will be elected at the Annual Meeting?
Which directors also serve on the board of a subsidiary?
Who are the current nominees?
WHICH DIRECTORS WILL CONTINUE IN OFFICE?	5
HOW MANY SHARES OF PINNACLE WEST STOCK ARE OWNED BY MANAGEMENT AND LARGE SHAREHOLDERS?	7
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	8
THE BOARD AND ITS COMMITTEES	8
How often did the Board meet during 2003?
Do we have independent directors?
What are the committees the Board has established?
What are the responsibilities of the Audit Committee?
What are the responsibilities of the Human Resources Committee?
What are the responsibilities of the Finance and Operating Committee?
What are the responsibilities of the Corporate Governance Committee?
How are nominees for the Board selected?
How are directors compensated?
How can shareholders communicate with the Board?
Do Board members attend the Annual Meeting?
AUDIT MATTERS	12
Report of the Audit Committee
Who are the Company’s independent accountants and will they be at the Annual Meeting?
What fees were paid to our independent accountants in 2003 and 2002?
What are the Audit Committee’s pre-approval policies?
PERFORMANCE GRAPH	15
EXECUTIVE COMPENSATION	16
Report of the Human Resources Committee
Human Resources Committee Interlocks and Insider Participation
What compensation was paid to the named executive officers in 2003?
What options were granted to the named executive officers in 2003?
What options were exercised by the named executive officers in 2003?
What long term incentive plan awards were given to the named executive officers in 2003?
What are the Company’s executive benefit plans?
PROPOSAL 2 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY	28
PROPOSAL 3 – SHAREHOLDER PROPOSAL	28
What is the Shareholder’s proposal?
What is the Board’s response to the proposal?

(i)

ADDITIONAL INFORMATION	31
How do we submit shareholder proposals or director nominations for the next Annual Meeting?
How many annual reports and proxy statements are delivered to a shared address?
How much did this proxy solicitation cost?
APPENDIX A – DIRECTOR INDEPENDENCE STANDARDS	32
APPENDIX B – AUDIT COMMITTEE CHARTER	35

(ii)

GENERAL INFORMATION

     This proxy statement contains information regarding the Company’s 2004 Annual Meeting of Shareholders to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona at 10:30 a.m., Mountain Standard Time, on Wednesday, May 19, 2004. The enclosed proxy is being solicited by the Company’s Board of Directors.

What is the purpose of the Annual Meeting?

     At the Annual Meeting you will vote on the matters outlined in the notice of meeting on the cover page of this proxy statement.

Who is entitled to vote?

     All shareholders at the close of business on March 19, 2004 (the record date) are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case “cumulative” voting applies (see “What is required to approve the items to be voted on?” on page 2 of this proxy statement). At close of business on the record date there were 91,301,299 shares of common stock outstanding.

How do I vote?

     You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:

Vote by internet. The web site address for internet voting is on your proxy card. Internet voting is available 24 hours a day; or

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or

Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

If you vote by telephone or internet, DO NOT mail your proxy card.

Is my vote confidential?

     Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting your votes; and persons who need access for legal reasons.

What constitutes a quorum?

     To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares as of the record date are represented in person or by proxy. Shares owned by the Company are not considered to be present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting, but will have no effect on the outcome of Proposals 2 or 3.

What are the Board’s recommendations?

     Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of each item in the proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of directors (see Proposal 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending 2004 (see Proposal 2); and

•	AGAINST approval of the shareholder proposal (see Proposal 3).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What is required to approve the items to be voted on?

Election of directors. Individuals receiving the highest number of votes will be elected. The number of votes which a shareholder may cast is calculated by multiplying the number of shares of common stock owned by the shareholder as of the record date by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Abstentions and broker non-votes will not be counted towards a nominee’s total.

Other items. For each other item, the affirmative vote of a majority of the shares voted on that item will be required for approval. Abstentions and broker non-votes on a proposal will have no effect on the outcome of the proposal.

Will shareholders be asked to vote on any other matters?

     The Board of Directors is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their own judgment. Shareholders attending the meeting may directly vote on those matters or they may vote by proxy.

Who is entitled to attend the Annual Meeting?

     You or your validly designated proxy may attend the meeting if you were a shareholder as of the record date; however, the Chairman of the meeting may limit the number of proxy representatives permitted to attend if a shareholder sends several representatives to the meeting.

Can I change my vote after I submit my proxy?

     Even after you have submitted your proxy card or voted by telephone or online, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1 – ELECTION OF DIRECTORS

Who will be elected at the Annual Meeting?

     The Company’s Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size (Class I, Class II and Class III). Each class serves for a period of three years, although occasionally a director may be elected for a shorter term in one class in order to keep the number of directors in each class approximately equal.

     The shareholders will elect four (4) Class I directors this year to serve as members of the Board until the Annual Meeting of Shareholders in 2007 or until their successors are elected and qualified. If one or more of the four (4) nominees becomes unavailable to serve prior to the meeting date, the persons named as proxy holders will vote those shares for the election of such other person(s) as the Board may recommend, unless the Board reduces the number of directors in the affected class.

Which directors also serve on the board of a subsidiary?

     The following Company directors also serve as directors for the following Company subsidiaries:

Arizona Public Service Company (“APS”): Messrs. Basha, Davis, Gallagher, Herberger, Jamieson, Lopez, Matlock, Nordstrom and Post, and Mmes. Grant, Hesse and Munro

Pinnacle West Energy Corporation (“PWEC”): Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez, Matlock, Nordstrom, Post and Stewart, and Mmes. Grant, Hesse and Munro

APS Energy Services Company, Inc. (“APSES”): Messrs. Post and Stewart

SunCor Development Company (“SunCor”): Messrs. Gallagher, Lopez and Post, and Ms. Grant

El Dorado Investment Company (“El Dorado”): Messrs. Gallagher, Matlock and Post

NAC Holding Inc./NAC International Inc. (collectively, “NAC”): Messrs. Matlock and Post

     Mr. Matlock will be retiring from the Board, and the subsidiary boards on which he serves as a director, upon the expiration of his current term as a Board director.

Who are the current nominees?

     The nominees for election to Class I directors are set forth on the table on the following page:

NOMINEES FOR ELECTION TO CLASS I DIRECTORS
(TERM EXPIRING AT 2007 ANNUAL MEETING)

Name	Age	Occupation, Business & Directorships	Director Since
Roy A. Herberger, Jr.	61	President of Thunderbird, The American Graduate School of International Management, since 1989. Mr. Herberger is also a director of Action Performance Companies, Inc.	1992

Humberto S. Lopez	58	President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona since 1975. Mr. Lopez is also a director of Capitol Bancorp Limited.	1995

Kathryn L. Munro	55	Principal of BridgeWest, LLC (investment company) since July 2003. Ms. Munro was Chairman of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as CEO of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro is also a director of FLOW International Corporation and Capitol Bancorp Limited.	2000

William L. Stewart	60	Mr. Stewart retired from the Company effective November 26, 2003. Mr. Stewart served as Chief Executive Officer of PWEC from October 2002 until January 2003 and President of PWEC from October 1999 until January 2003. Mr. Stewart served as President, Generation, of APS from October 1998 to October 2002. Mr. Stewart served as Executive Vice President of Generation of APS from September 1996 to October 1998, as well as Executive Vice President, Nuclear, of APS from May 1994 to September 1996.	2001

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION
OF THE NOMINATED SLATE OF DIRECTORS.

WHICH DIRECTORS WILL CONTINUE IN OFFICE?

     The incumbent directors are set forth on the tables below and on the following page:

INCUMBENT CLASS II DIRECTORS
(TERM EXPIRING AT 2005 ANNUAL MEETING)

Name	Age	Occupation, Business & Directorships	Director Since
Edward N. Basha, Jr.	66	Chairman of the Board of Bashas’ supermarket chain since 1968 and an Arizona civic leader dedicated to multiple Arizona community projects.	1999

Michael L. Gallagher	59	Attorney-at-law with Gallagher & Kennedy, P.A., Phoenix, Arizona. Chairman Emeritus of Gallagher & Kennedy since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000.	1999

Bruce J. Nordstrom	54	Certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona, since 1988.	2000

William J. Post	53	Chairman of the Board of the Company since February 2001 and CEO of the Company since February 1999. Mr. Post has served as an officer of the Company since 1995 in the following additional capacities: from August 1999 to February 2001 as President; from February 1997 to February 1999 as President; and from June 1995 to February 1997 as Executive Vice President. Mr. Post is also Chairman of the Board of APS, PWEC, APSES, SunCor, El Dorado and NAC, and has held various officer positions at APS since 1982. He is also a director of Phelps Dodge Corporation.	1997

INCUMBENT CLASS III DIRECTORS
(TERM EXPIRING AT 2006 ANNUAL MEETING)

Name	Age	Occupation, Business & Directorships	Director Since
Jack E. Davis	57	Chief Operating Officer of the Company since September 2003 and President of the Company since February 2001. President and Chief Executive Officer of APS since September 2002. From October 1998 until September 2002, Mr. Davis served as President, Energy Delivery and Sales of APS. Mr. Davis served as Executive Vice President and Chief Operating Officer of the Company from April 2000 to February 2001. He served in various APS positions as follows: Executive Vice President of Commercial Operations from September 1996 to October 1998; and Vice President, Generation and Transmission from June 1993 to September 1996.	2001

Pamela Grant	65	Civic leader. President of TableScapes, Inc. (party supply rentals) from July 1989 through January 1995. Ms. Grant was President and CEO of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, she was President, Chairman and CEO of Goldwaters Department Stores, a division of Associated Dry Goods.	1985

Martha O. Hesse	61	President of Hesse Gas Company from 1990 to 2003. In 1990, Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989, she was Chairman of the Federal Energy Regulatory Commission. She is also a director of Terra Industries Inc., Enbridge Energy Partners and AMEC plc.	1991

William S. Jamieson, Jr.	60	President of the Institute for Servant Leadership of Asheville, North Carolina since January 1999. From January 1996 to January 1999, Mr. Jamieson was Vice President of the Institute of Servant Leadership. From January 1993 to January 1996, Mr. Jamieson was the Archdeacon of the Episcopal Diocese of Arizona.	1991

HOW MANY SHARES OF PINNACLE WEST STOCK ARE OWNED BY
MANAGEMENT AND LARGE SHAREHOLDERS?

     The following table shows the amount of Pinnacle West common stock owned by our directors, nominees, named executive officers, other executive officers and those persons who beneficially own 5% or more of our common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.

     The address of listed shareholders not otherwise set forth below is P.O. Box 52132, Phoenix, Arizona 85072-2132. Unless otherwise indicated, all information is as of March 19, 2004, the record date for the Annual Meeting.

	Number of	Shares
	Shares	Acquirable
	Beneficially	Within 60	Percent of
Name	Owned (1)	Days (2)	Class
Directors and Nominees:
Edward N. Basha, Jr.	6,635	0	*
Jack E. Davis	43,767	129,167	*
Michael L. Gallagher	6,680	0	*
Pamela Grant	19,056	0	*
Roy A. Herberger, Jr.	11,360	0	*
Martha O. Hesse	16,537	0	*
William S. Jamieson, Jr.	8,690	0	*
Humberto S. Lopez	28,008	0	*
Robert G. Matlock	6,489	0	*
Kathryn L. Munro	5,121	0	*
Bruce J. Nordstrom	7,718	0	*
William J. Post	63,013	386,917	*
William L. Stewart	39,563	132,166	*

Other Officers Named on Page 20:
Donald E. Brandt	1,280	5,042	*
James M. Levine	32,757	62,543	*
Steven M. Wheeler	6,309	21,875	*

All Directors, Nominees, Named Officers, and Executive Officers as a Group (21 Persons):	364,759	918,802	1.4%

5% Beneficial Owners (3):
Wellington Management Company LLP	11,415,340		12.5%
75 State Street
Boston, MA 02109

J.P. Morgan Chase & Co.	8,516,474		9.3%
270 Park Ave.
New York, NY 10017

*	Represents less than 1% of the outstanding common stock.

(1)	Does not include shares that could be purchased by the exercise of options available at March 19, 2004 or within 60 days thereafter under the Company’s stock option plans. Those shares are shown in a separate column on this table. The following shares are held in joint tenancy: Directors and Nominees: Mr. Davis – 31,827; Mr. Gallagher – 6,680; Mr. Herberger – 4,010; Other Officers Named on Page 20: Mr. Stewart – 39,563; Mr. Wheeler – 3,687; and All Directors, Nominees, Named Officers and Executive Officers as a Group: 99,595. The following shares are held in joint trusts: Directors and Nominees: Mr. Basha – 6,375; Mr. Lopez – 28,008; Mr. Matlock – 5,422; Ms. Munro – 5,121; and All Directors, Nominees, Named Officers and Executive Officers as a Group: 70,041.

(2)	Reflects the number of shares that could be purchased by the exercise of options available at March 19, 2004 or within 60 days thereafter under the Company’s stock option plans.

(3)	Wellington Management Company, LLP Schedule 13G filing, dated February 13, 2004, filed with the Securities and Exchange Commission (“SEC”) on February 12, 2004, reports beneficial ownership of 11,415,340 shares with shared voting power as to 5,812,730 shares and shared dispositive power as to 11,415,340 shares. J. P. Morgan Chase & Co. Schedule 13G/A filing, dated February 12, 2004, reports beneficial ownership of 8,516,474 shares with shared voting power as to 574,048 shares and shared dispositive power as to 815,982 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of December 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership with the SEC. The Company receives and reviews copies of such reports. Based solely on this review, the Company believes that its directors, officers, and greater than 10% beneficial owners complied with their respective Section 16(a) 2003 reporting requirements on a timely basis.

THE BOARD AND ITS COMMITTEES

How often did the Board meet during 2003?

     The full Board of Directors met ten (10) times during 2003. Each director attended at least ninety percent (90%) of the meetings of the full Board and any committees on which he or she served.

Do we have independent directors?

     New York Stock Exchange (“NYSE”) rules require companies listed on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company’s Board of Directors has adopted Director Independence Standards to assist the Board in making director independence determinations. These Director Independence Standards are attached to this proxy statement as Appendix A.

     Based on the Director Independence Standards and a review of each director’s involvement in charitable or non-profit organizations to which the Company or its affiliated entities made contributions during 2003, the Board of Directors has determined that ten (10) of the Company’s thirteen (13) directors are independent. The ten (10) independent directors are Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez, Matlock and Nordstrom and Mmes. Grant, Hesse and Munro. Messrs. Davis and Post are not independent under NYSE rules because of their employment with the Company. Mr. Stewart is not independent under NYSE rules because of his recent employment with the Company.

What are the committees the Board has established?

     The Board has a standing Audit Committee, Human Resources Committee, Corporate Governance Committee and Finance and Operating Committee. The Audit Committee, Human Resources Committee and Corporate Governance Committee are made up of independent directors (see “Do we have independent directors?” above). The following table sets forth the membership of these committees as of the date of this proxy statement:

		Human	Corporate	Finance and
	Audit	Resources	Governance	Operating
Director	Committee	Committee	Committee	Committee
Edward N. Basha, Jr.	*		*
Jack E. Davis				*
Michael L. Gallagher		*	* *
Pamela Grant	*	* *	*
Roy A. Herberger, Jr.		*	*	* *
Martha O. Hesse	* *		*	*
William S. Jamieson, Jr.		*	*
Humberto S. Lopez	*		*
Robert G. Matlock		*	*
Kathryn L. Munro			*	*
Bruce J. Nordstrom	*		*
William J. Post				*
William L. Stewart				*

       * Member

    ** Chair

What are the responsibilities of the Audit Committee?

     The primary functions of the Audit Committee, which held eight (8) meetings in 2003, are to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee’s Charter is attached to this proxy statement as Appendix B. Members of the Audit Committee are independent under applicable NYSE and SEC rules and the Company’s Director Independence Standards. In addition, the Board has determined that each member of the Audit Committee meets the NYSE experience requirements and that Ms. Hesse, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

What are the responsibilities of the Human Resources Committee?

     The functions of the Human Resources Committee, which held six (6) meetings in 2003, are to review the Company’s general compensation strategy; review and approve policies on compensation, benefits, and perquisites, including incentive cash-compensation plans, equity participation, or other forms of executive incentives; review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), assess the CEO’s performance in light of these goals and objectives, and set the CEO’s compensation level based on this assessment; recommend persons to the full Board for election or appointment as officers; and recommend to the full Board the form and amount of director compensation. A copy of the Human Resources Committee’s Charter is available on the Company’s website (www.pinnaclewest.com). Members of the Human Resources Committee are independent under applicable NYSE rules and the Company’s Director Independence Standards.

What are the responsibilities of the Finance and Operating Committee?

     The responsibilities of the Finance and Operating Committee include reviewing the Company’s historical and projected financial performance and maintaining an awareness of issues affecting the Company’s financial condition, and reviewing and recommending Board action on Company construction budgets, financing plans, investment strategies relating to Company benefit plans and nuclear decommissioning funds. The Finance and Operating Committee held five (5) meetings in 2003.

What are the responsibilities of the Corporate Governance Committee?

     The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance, including the development of the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon receipt of a written request from the shareholder to Shareholder Services at the address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 31 of this proxy statement. Additional functions of the Corporate Governance Committee include the identification of individuals qualified to become members of the Board of Directors and to recommend director nominees to the full Board.

     The Corporate Governance Committee consists of all of the Company’s non-management directors (excluding Mr. Stewart), each of whom is independent under applicable NYSE rules and the Company’s Director Independence Standards. NYSE rules require that non-management directors meet at regularly scheduled sessions without management. The Corporate Governance Committee met five (5) times in 2003 and at three (3) of these meetings management was not present for all or part of the meeting. The Chairman of the Corporate Governance Committee chairs meetings of non-management directors.

How are nominees for the Board selected?

     As noted above, the Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors and recommending director nominees to the full Board. A copy of the Corporate Governance Committee Charter is available on the Company’s website (www.pinnaclewest.com).

     Shareholder Nominees. The policy of the Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary Pinnacle West Capital Corporation 400 North 5th Street Mail Station 9068 Phoenix, Arizona 85004

     In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at any Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, see “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 31 of this proxy statement.

     Director Qualifications. The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to Corporate Governance Committee-recommended nominees for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for the Board, the Corporate Governance Committee considers the following qualities, among others: integrity, specific or general skills or experience, wisdom, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

     Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for a director position. The Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance Committee, and may be considered at any point during the year. As described above, the Corporate Governance Committee considers properly submitted shareholder nominations for candidates for the Board.

How are directors compensated?

     Only non-employee directors are compensated for Board service. Directors receive $24,000, and as of July 1, 2003, $30,000, in annual retainer fees, and, in addition, as of July 1, 2003, the Chairman of the Audit Committee receives an additional annual retainer fee of $6,000 and all other committee chairmen receive an additional annual retainer fee of $3,000. Non-employee directors are eligible for grants of stock and non-qualified options under a non-employee director equity plan. Under the plan, a director receives 900 shares of stock each year. On or before December 31 of a director’s first year on the Board, the director must own or acquire at least 900 shares of common stock as a condition to receiving the 900-share grant. This ownership requirement increases by 900 shares annually until it reaches 4,500 shares. Grants of non-qualified options to directors are discretionary. To date, no such option grants have been made under the plan. Directors are paid $900, and as of July 1, 2003, $1,500, for each Board meeting attended. Directors also receive $700 for each committee meeting attended and, as of July 1, 2003, $1,500, for each committee meeting attended if they are a member of that committee or if they are required to attend the committee meeting by the chairman of the committee.

     Company directors, including employee directors, who also serve as directors of the APS and PWEC Boards, do so for no additional compensation. Non-employee Company directors who serve on the SunCor Board, the APSES Board or the El Dorado Board receive $5,000 in annual retainer fees and $500 for each Board meeting attended. Employee Company directors who serve on the SunCor Board, the APSES Board and the El Dorado Board do so for no additional compensation. Company directors who serve on the NAC Board, including employee directors, receive $6,000 in annual retainer fees and $500 for each Board meeting attended. Two directors (currently Messrs. Matlock and Stewart) serve as the Board’s liaison to the APS nuclear oversight group, for which they each receive $5,000 per quarter in additional director’s fees. In addition, Ms. Hesse received $500 for attending a meeting of the El Dorado Board during 2003 at the request of the Chairman of that Board. As noted above, Mr. Matlock is retiring upon the expiration of his current term as a director. At that time, he will also resign as a Board liaison to the APS nuclear oversight group.

How can shareholders communicate with the Board?

     Shareholders and other parties interested in communicating with the Board of Directors may do so by writing to Board of Directors, Pinnacle West Capital Corporation, 400 North 5th Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999. Communications that are intended specifically for the non-management directors should be sent to the same address to the attention of the Corporate Governance Committee Chairman. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Do Board members attend the Annual Meeting?

     The Company’s Corporate Governance Guidelines provide that each director is expected to be present at the Annual Meeting. All Board members attended the 2003 Annual Meeting.

AUDIT MATTERS

Report of the Audit Committee

     The Audit Committee of the Board of Directors submitted the following audit report:

     In accordance with its written charter adopted by the Board of Directors (the “Board”), the primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee is composed of five non-employee directors, each of which meets the experience and independence requirements of the NYSE. In addition, the Board of Directors has determined that Martha O. Hesse is an “audit committee financial expert” within the meaning of applicable SEC rules. Consistent with Sarbanes-Oxley, the Audit Committee reviewed the Company’s March 31, 2003, June 30, 2003 and September 30, 2003 Form 10-Q Reports with management, the Company’s independent auditor, and the Company’s internal auditors before such documents were filed with the SEC. As part of that review, the Audit Committee reviewed the Company’s disclosure controls and procedures and the process by which the Company’s chief executive officer and chief financial officer satisfied their obligations to certify certain aspects of the Company’s SEC filings pursuant to SEC requirements and Sections 302 and 906 of Sarbanes-Oxley. During the 2003 fiscal year, the Audit Committee met eight (8) times.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP, the Company’s independent auditor, the formal written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Committee discussed with the auditor any relationships that may impact the auditor’s objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee further determined that the other services provided to the Company for which the auditor received the fees disclosed on page 14 of this proxy statement were compatible with maintaining the auditor’s independence.

     The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Codification of Statements on Auditing Standards, AU § 380” and, with and without management present, discussed and reviewed the results of the independent auditor’s audit of the financial statements. The Committee also discussed the results of internal audit examinations.

     The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with the Company’s management, the Director of Audit Services and the independent auditor. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditor is responsible for auditing and rendering an opinion on those financial statements. The Committee’s responsibility is to monitor these processes.

     Based on the foregoing, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Martha O. Hesse	Edward N. Basha, Jr.
Pamela Grant
Humberto S. Lopez
Bruce J. Nordstrom

Who are the Company’s independent accountants and will they be at the Annual Meeting?

     The Audit Committee has approved the retention of Deloitte & Touche LLP, independent certified public accountants, to examine the Company’s financial statements for the year ending December 31, 2004. The Company expects that representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

What fees were paid to our independent accountants in 2003 and 2002?

The following fees were paid to the Company’s independent public accountants, Deloitte & Touche LLP, for the last two fiscal years:

Type of Service	2002	2003
Audit Fees (1)	$1,602,125	$2,467,659
Audit-Related Fees (2)	108,000	516,950
Tax Fees (3)	126,216	1,771,027
All Other Fees (4)	183,425	3,840

(1)	The aggregate fees billed for services rendered for the audit of the Company’s annual financial statements and for review of financial statements included in Forms 10-Q.

(2)	The aggregate fees billed for assurance and services that are reasonably related to the performance of the audit or review of the financial statements that are not included in Audit Fees reported above, which primarily consist of fees for auditing of the Company’s savings and retirement plans, auditing of the stock transfer agent and registrar functions, and for 2003 only, Sarbanes-Oxley Section 404 readiness and the auditing of one of the Company’s subsidiaries.

(3)	The aggregate fees billed primarily for investment tax credit services, tax compliance and tax planning.

(4)	The aggregate fees billed for services rendered for all services in 2003, other than the audit services described above, which for 2002 consisted of power marketing consultation, and for 2003 consisted of continuing professional education fees.

What are the Audit Committee’s pre-approval policies?

     The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Deloitte & Touche LLP for the Company in 2003 were pre-approved by the Audit Committee.

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for Pinnacle West Capital Corporation stock, the Standard & Poor’s 500 Stock Index, and the Edison Electric Institute Index of Investor-Owned Electrics. The graph assumes that $100 was invested on the last trading day in 1998 in Company stock and in the market represented by each of the two indices, and that any dividends were reinvested.

	1998	1999	2000	2001	2002	2003
Pinnacle West	100	75	121	110	94	116
S&P 500 Index	100	121	110	97	76	97
EEI Electric Index	100	81	120	110	94	116

EXECUTIVE COMPENSATION

Report of the Human Resources Committee

     The Human Resources Committee of the Board of Directors submitted the following report on executive compensation for the fiscal year ended December 31, 2003:

     What are the Committee’s responsibilities?

     The Human Resources Committee of the Board of Directors of Pinnacle West Capital Corporation is responsible for compensation matters regarding executive officers. The duties of the Committee include the review of management’s plans and programs for the attraction, retention, succession, motivation and development of the human resources needed to achieve corporate objectives. The Committee also reviews and approves policies on compensation, benefits and perquisites, including incentive cash-compensation plans, equity participation or other forms of executive incentives. The Committee annually reviews the goals and performance of all executive officers of the Company, including a review of all compensation, benefits, and perquisites for such officers, in order to ensure that there is equity in the compensation practices and general integrity in conforming to approved plans and policies.

     Are the members of the Committee independent?

     The Board of Directors has determined the members of the Committee are independent under applicable NYSE rules and the Company’s Director Independence Standards (see Appendix A beginning on page 32 of this proxy statement). To further ensure the Committee’s independence, the Committee has sole authority to retain and terminate any consulting firm used to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve the consulting firm’s fees and other retention terms.

     What are the objectives of the Company’s compensation program?

     The objectives of the Company’s executive compensation program are to encourage outstanding performance and promote shareholder return by:

•	aligning the financial interests of the Company’s key leaders with those of the Company’s shareholders, on both a short-term and a long-term basis;

•	providing incentives for achieving and exceeding the Company’s short-term and long-term objectives; and

•	attracting, retaining and rewarding key leaders critical to the Company’s success by providing competitive total compensation.

     What are the components of the Company’s compensation program?

     In general, the Company’s compensation program consists of three major elements: base salary, annual incentives and long-term incentives. Long-term incentives include stock options and performance share awards. The value of these awards depends on the Company’s earnings per share growth rate and the Company’s stock price. Since the approval by the Company’s shareholders of the 2002 Long-Term

Incentive Plan (the “2002 Plan”), the Committee has placed increased emphasis on longer-term performance objectives.

     Consistent with past practice, in late 2002 the Committee met with an outside executive compensation consultant and reviewed reports regarding the compensation practices of the Company for executive officers. At the request of the Committee, the consultant provided the Committee with compensation information within a blended market comprised of 50% weighted for the utility labor market and 50% weighted for the general industry labor market (100% utility for utility specific jobs), adjusted for the Company’s size (including, in revenue comparisons, assets managed as well as owned), and taking into account the specific duties assigned to each executive officer. The objective of the compensation philosophy is to be competitive in both the utility industry and the blended market.

     The compensation information utilized by the consultant and the Committee is based on an analysis of several compensation practices derived from a number of widely-accepted industry compensation surveys. The compensation information for the utility labor market was obtained in part from a survey providing an analysis of the compensation practices of an 11-company comparator group recommended by the compensation consultant and approved by the Committee (the survey used for the utility labor market requires an 11-company sample). The comparator group includes utilities that possess specified operational and/or market characteristics, for example, utilities that own nuclear and/or fossil generating plants or have similar amounts of assets. The 11-company sample is one of seven compensation survey data points used to determine competitive compensation (three of the data points represent the utility industry and four of the data points represent general industry). Except for the 11-company sample, the other six data points are based on revenue – either regression analysis based on revenue or tabular data that groups companies by similar revenue size.

     The Committee formulated its views about the responsibilities, skills, expertise and performance of all executive officers and applied these views in conjunction with the information provided by the consultant.

     Base Salary. The Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance and current compensation compared to market practices. The base salaries paid to the Company’s executive officers during 2003 overall were competitive with the median salaries in both the utility industry and the compensation analysis blended market.

     Annual Incentives. The Company has used incentive programs for all its employees for a number of years. For 2003, except with respect to Mr. Post, who is discussed separately below, the Committee established an incentive payment program for executive officers based upon Company earnings and business unit performance objectives. For 2003, the incentive opportunities were designed to pay out total cash compensation (base salary plus incentive) at or near the median of the compensation analysis if performance objectives were achieved.

     The Committee assessed the attainment levels of the performance objectives in early 2004. Although the Company performed well in 2003 in the areas of safety, operations, reliability, customer satisfaction, dividend growth and stock price performance, the financial targets for incentive payments were not achieved, and as a result, no incentive bonuses were paid for 2003.

     Mr. Levine received additional compensation based upon the achievement of specific nuclear operational objectives. This compensation is included in the bonus column of the Summary Compensation Table on page 20 of this proxy statement.

     Long-Term Incentives. The Committee believes management’s performance is ultimately judged by the delivery of returns to shareholders in the form of share price appreciation and dividends over time. To achieve this, the Committee intends that grants of stock options, performance shares and stock ownership incentives, which create a personal investment in the Company, serve as significant components of the total compensation package for officers and key management employees of the Company and its subsidiaries.

     To promote the Company’s long-term incentive objectives, in March 2003, two forms of awards were granted under the 2002 Plan to executive officers and other key employees. The types of awards and the terms of the awards are as follows:

•	Performance-accelerated stock options. Under these awards, the stock options vest 33% each year; however, the last two vesting periods of the normal three-year vesting period will be accelerated by up to one year if the Company’s annual earnings per share growth exceeds that of the S&P Electric Utilities Index. Value to the executive is determined through the stock option component only when the Company’s stock price appreciates above the price at the time the option was granted. The 2003 stock options were granted at an exercise price of $31.00 per share. See the Option Grants During 2003 Table on page 21 of this proxy statement for additional information about these option grants.

•	Performance share awards. Under these awards, each recipient is entitled to receive shares of common stock at the end of a three-year period based upon the Company’s earnings per share growth rate during that three-year period compared to the earnings per share growth rate of all relevant companies in the S&P Electric Utilities Index. For the performance share awards granted in 2003, the three-year performance period is from January 1, 2003 to December 31, 2005. The earnings per share growth rate for the three-year performance period is the compounded annual-growth rate of a company’s earnings per share from continuing operations, on a fully diluted basis, during the three-year period. The amount of shares awarded is determined by the Company’s relative percentile ranking in the Index during the three-year performance period. See the 2003 Performance Share Awards table on page 22 of this proxy statement for additional information regarding 2003 performance share awards.

     A select committee, currently consisting of Ms. Grant and Messrs. Herberger, Jamieson and Matlock, approves awards under the Company’s stock-based compensation plans. This committee determines the size of awards in part by assessing competitive grant practices for comparable positions and by allocating equity awards based on the executive’s contributions to the organization.

     Other Programs. The Company also provides its officers and key managers with life and medical insurance; pension, savings and compensation deferral programs; and other benefits and perquisites that are competitive with market practices.

     How is the Company’s CEO compensated?

     The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, assesses the CEO’s performance in light of these goals and objectives and sets the CEO’s compensation level based on this assessment. In determining the CEO’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards given to the CEO in past years. As part of the Committee’s strategy in aligning CEO compensation with Company performance and shareholder return, Mr. Post’s base salary and total annual compensation is targeted around the median of the compensation analysis, so that if performance objectives are met, Mr. Post’s total cash compensation would be competitive.

     For 2003, the Committee established an incentive payment program for Mr. Post based upon Company earnings and individual performance. Depending on the earnings level achieved, Mr. Post’s incentive opportunity under the program ranged from a threshold of 100% of his base salary to a maximum of 200% of his base salary. The 2003 threshold earnings target was not met. As a result, Mr. Post did not receive a payment under the annual incentive program.

     In October 2003, Mr. Post’s salary as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board of APS was increased from $750,000 to $850,000. The Committee provided this increase to Mr. Post in order to recognize his contributions to the Company and in order to move his base salary closer to the median of the compensation analysis.

     During 2003, Mr. Post was also granted the stock options and performance share awards reflected in the tables on pages 21 and 22 of this proxy statement. These awards are intended to meet the compensation objectives discussed above.

     How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

     Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as “performance-based.” While the Committee strongly believes in rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law’s definition of “performance-based,” and therefore limited amounts of compensation may not be deductible.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Pamela Grant	Michael L. Gallagher
Roy A. Herberger, Jr.
William S. Jamieson, Jr.
Robert G. Matlock

Human Resources Committee Interlocks and Insider Participation

     None of the members of the Human Resources Committee is or has been an employee of the Company. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers. Mr. Gallagher is Chairman Emeritus of Gallagher & Kennedy, PA, a law firm which provided legal services to the Company in 2003 and which will provide such services in 2004.

What compensation was paid to the named executive officers in 2003?

     The table on the following page sets forth information concerning total compensation paid to the Company’s CEO and four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2003, and Mr. Stewart, who served as one of the Company’s most highly compensated executive officers during 2003 (collectively, the “named executive officers”) for services rendered in all capacities to the Company and its subsidiaries.

Summary Compensation Table

									All
									Other
									Compen-
									sation
Name and Principal Position	Year	Annual Compensation				Long-Term Compensation			($) (3)
						Awards		Payouts
					Other	Restrict-
					Annual	ed Stock		LTIP
					Compen-	Awards	Options	Payouts
		Salary ($)	Bonus ($)		sation ($)	($) (1)	(#)	($) (2)
			Annual	Other
			Incen-	Awards
			tives ($)	($)
William J. Post	2003	774,926	0	0	0	0	85,750	0	31,273
Chairman of the Board and CEO of the	2002	608,750	250,000	0	0	0	108,000	0	38,421
Company and Chairman of the Board of APS	2001	607,500	900,000	0	0	548,730	65,000	0	34,004

Jack E. Davis	2003	665,450	0	0	0	64,620	34,750	0	26,724
President and COO of the Company and	2002	535,094	104,203	0	0	76,740	51,500	0	33,644
President and CEO of APS	2001	432,817	337,503	0	0	306,022	26,250	0	28,966

James M. Levine	2003	557,503	0	112,000	0	64,620	17,250	0	38,593
Executive Vice President, Generation of APS	2002	434,096	82,499	84,500	3,183	76,740	15,625	0	50,650
President and CEO of PWEC	2001	328,338	180,444	87,500	0	109,746	13,000	0	42,339

William L. Stewart	2003	472,179	0	0	9,427	0	0	359,769	72,606
Retired CEO and President of PWEC	2002	464,925	145,547	50,000	0	76,740	45,500	0	66,476
	2001	464,000	303,021	87,500	0	306,022	26,250	0	47,881

Donald E. Brandt (4)	2003	324,660	0	50,000	23,827	0	15,125	0	7,385
Executive Vice President and CFO of the	2002	16,667	2,160	50,000	30,963	0	0	0	0
Company and APS, CFO of PWEC

Steven M. Wheeler	2003	317,669	0	0	0	0	15,125	0	9,285
Executive Vice President, Customer	2002	286,934	39,000	0	0	0	13,750	0	6,390
Service and Regulation of APS	2001	137,502	143,002	100,000	0	381,483	11,500	0	1,123

(1)	The value of the restricted stock is based on the closing price of the Company’s common stock on the date the restricted stock was granted. Except as described for Messrs. Davis, Levine, Stewart and Wheeler in the subsequent sentences, the restrictions lapse on restricted stock awards upon (i) the passage of three years from the date of grant or upon retirement after the age of 60 and (ii) the holding of certain numbers of unrestricted shares for certain periods of time as determined by the Human Resources Committee at the time of the grant. During 2003, Messrs. Davis and Levine received 2,000 shares of restricted stock that vested upon the date of the grant. During 2002, Messrs. Stewart, Davis and Levine received 2,000 shares of restricted stock that vested upon the date of the grant. During 2001, Mr. Wheeler received 6,000 shares of restricted stock of which 3,000 shares vested upon his arrival at the Company and the remaining 3,000 shares vested on the first anniversary of his date of hire. Any dividends paid on the restricted stock are held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 2003 were: Mr. Post – 19,500 shares, $780,390; Mr. Stewart – 0 shares, $0; Mr. Davis – 5,250 shares, $210,105; Mr. Levine – 2,600 shares, $104,052; Mr. Wheeler – 2,300 shares, $92,046; Mr. Brandt – 0 shares, $0. In addition, as shown on page 22 of this proxy statement, in the 2003 Performance Share Awards table, the named executive officers were granted long-term incentive plan awards. Under the terms of the grants, whether a common stock payment, if any, is made will not be determined until after the end of the performance period. However, in accordance with SEC reporting requirements, the number (based on target) and value (at market) of the 2003 Performance Share Awards as of the end of 2003 were: Mr. Post – 17,150 shares, $686,343; Mr. Stewart – 0 shares, $0; Mr. Davis – 6,950 shares, $278,139; Mr. Levine – 3,450 shares, $138,069; Mr. Wheeler – 3,025 shares, $121,061; and Mr. Brandt – 3,025 shares, $121,061.

(2)	The amount in this column for Mr. Stewart represents the value of performance shares granted to Mr. Stewart in 2002 that fully vested upon his retirement.

(3)	The amounts in this column for 2003 consist of Company matching contributions to the Company’s employees’ savings plan: Mr. Post – $6,375, Mr. Davis – $7,125, Mr. Levine – $5,745, Mr. Wheeler – $6,000 and Mr. Brandt – $7,224; the above-market portion of interest accrued under a deferred compensation plan: Mr. Post – $18,403, Mr. Davis – $19,599, Mr. Stewart – $44,450, Mr. Levine – $30,761, Mr. Wheeler – $3,285 and Mr. Brandt – $161; and life insurance premiums (and gross-up for taxes on the premium for Mr. Stewart) paid by the Company for: Mr. Post – $6,495, Mr. Stewart – $18,639 for the premium and $9,517 for the tax gross-up, and Mr. Levine – $2,087.

(4)	Mr. Brandt joined the Company as an executive officer in December of 2002. The Other Annual Compensation amount for Mr. Brandt reflects a tax gross-up on the Other Awards amount given to Mr. Brandt pursuant to the terms of his employment agreement (see, “Employment and Severance Agreements” on page 26 of this proxy statement).

     What options were granted to the named executive officers in 2003?

     The following table sets forth information with respect to option grants to the named executive officers during 2003.

Option Grants During 2003

		Percentage of
	Performance	Total Options
	Options Granted	Granted to All
	in 2003 (Shares)	Employees in	Exercise Price		Grant Date
Name	(1)	2003	(per share)	Expiration Date	Present Value (2)
William J. Post	85,750	13.79%	$32.29	3/17/2013	$631,755
Jack E. Davis	34,750	5.59%	$32.29	3/17/2013	$256,017
James M. Levine	17,250	2.77%	$32.29	3/17/2013	$127,088
William L. Stewart	0	0%	N/A	N/A	$0
Donald E. Brandt	15,125	2.43%	$32.29	3/17/2013	$111,432
Steven M. Wheeler	15,125	2.43%	$32.29	3/17/2013	$111,432

(1)	Performance Options are subject to special vesting schedules that may be accelerated based upon the achievement of pre-established performance targets determined by the Human Resources Committee. Options vest annually in installments of 33% per year beginning on the first anniversary of the date of grant. Upon achievement of the annual performance targets, the vesting period will be accelerated by as much as one year. All options not already exercisable will become exercisable if an individual retires on or after the age of 60 or, at the Human Resources Committee’s discretion, under certain circumstances. No SARs have been granted.

(2)	The Black-Scholes option-pricing model was chosen to estimate the present value. The basic assumptions used in the model were as follows: expected volatility of 38.03%; risk-free rate of return of 3.35%; dividend yield of 5.26%; and time to exercise of five years. The actual value to an executive, if any, will depend on whether the stock price appreciates above the exercise price at the time the option is exercised. The grant date present value set forth in the table is provided in accordance with the valuation methodology set forth in the SEC requirements.

What options were exercised by the named executive officers in 2003?

     The table set forth on the following page provides information with respect to options exercised by the named executive officers and year-end values.

Option Exercises in 2003 and Year-End Values

			Number of Securities		Value of Unexercised In-The-
			Underlying Unexercised		Money Options at Fiscal Year-
			Options at Fiscal Year-End		End (2)
	Shares
	Acquired on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Post	17,000	$340,574 (3)	344,333	157,417	$684,118	$722,248
Jack E. Davis	0	$0	117,583	60,667	$177,319	$296,943
James M. Levine	0	$0	53,083	26,792	$72,309	$141,937
William L. Stewart	0	$0	132,166	0	$140,079	$0
Donald E. Brandt	0	$0	0	15,125	$0	$116,916
Steven M. Wheeler	0	$0	16,833	23,542	$15,124	$124,480

(1)	Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2)	The value of unexercised options equals the market value of Company common stock on December 31, 2003 ($40.02 per share) minus the exercise price of options.

(3)	Mr. Post retained all shares received upon the exercise of options, except for those sold solely for the purpose of meeting option exercise costs and tax-withholding requirements.

What long term incentive plan awards were given to the named executive officers in 2003?

     The following table sets forth information with respect to long-term incentive awards to the Company’s named executive officers during 2003. For additional information regarding these awards, see “Report of the Human Resources Committee – Long-Term Incentives” on page 18 of this proxy statement.

2003 Performance Share Awards

			Estimated Future Payouts Under Non-Stock Price Based Plans
	Number	Performance Period	Below			Above
Name	of Shares	Until Payout	Threshold	Threshold	Target	Target	Maximum
William J. Post	17,150	1/1/2003 – 3/18/2006	0	8,575	17,150	25,725	34,300
Jack E. Davis	6,950	1/1/2003 – 3/18/2006	0	3,475	6,950	10,425	13,900
James M. Levine	3,450	1/1/2003 – 3/18/2006	0	1,725	3,450	5,175	6,900
William L. Stewart	0	N/A	N/A	N/A	N/A	N/A	N/A
Donald E. Brandt	3,025	1/1/2003 – 3/18/2006	0	1,513	3,025	4,538	6,050
Steven M. Wheeler	3,025	1/1/2003 – 3/18/2006	0	1,513	3,025	4,538	6,050

     The performance share awards in the preceding table are payable at the end of the three-year performance period. The amount of the payout may increase or decrease based upon the Company’s earnings per share growth rate as compared to the earnings per share growth rate of the S&P Utilities Index during the performance period. The amount of the payout will be determined by the percentile relative ranking; however, in no event will an employee be entitled to receive a number of performance shares greater than two times the base grant. The Company accrues and holds any dividends on the performance shares until the award is vested and distributed.

What are the Company’s executive benefit plans?

Retirement Plan and Supplemental Excess Benefit Retirement Plan

     The Company currently maintains the Retirement Plan, a tax-qualified, non-contributory retirement plan for salaried and union employees, and the Supplemental Excess Benefit Retirement Plan, a supplemental excess benefit retirement plan that provides additional retirement benefits for key salaried employees (“Supplemental Plan”). Prior to January of 2003, benefits under the Retirement Plan and the Supplemental Plan accrued in accordance with a traditional retirement plan formula (collectively referred to herein as the “Traditional Formula”). Effective January of 2003, the Company modified the formula under which benefits accrue under the Retirement Plan and the Supplemental Plan to a retirement account balance formula (collectively referred to herein as the “Account Balance Formula”). Except with respect to Messrs. Wheeler and Levine who have special pension arrangements under their individual employment agreements with the Company, as part of the modification, all employees were able to elect to either (a) continue to receive benefits calculated under the Traditional Formula or (b) receive benefits calculated under the Traditional Formula for service through March 31, 2003, but with respect to service after that date, receive benefits calculated under the Account Balance Formula. All employees joining the Company after January 1, 2003 will have their benefits calculated under the Account Balance Formula. The benefits of Messrs. Stewart, Levine and Wheeler are calculated under the Traditional Formula. The benefits of Messrs. Post, Davis and Brandt are calculated under the Traditional Formula with respect to service completed prior to April 1, 2003, and under the Account Balance Formula with respect to service completed on and after April 1, 2003.

     Traditional Formula

     The following table illustrates the annual benefits that would be provided under the Traditional Formula to the Company’s officers retiring at age 65 or later at the indicated compensation and years of service levels.

Average Annual	Years of Service
Compensation (1)	5	10	20	25 or more
$100,000	$15,000	$30,000	$50,000	$60,000
200,000	30,000	60,000	100,000	120,000
300,000	45,000	90,000	150,000	180,000
400,000	60,000	120,000	200,000	240,000
500,000	75,000	150,000	250,000	300,000
600,000	90,000	180,000	300,000	360,000
700,000	105,000	210,000	350,000	420,000
800,000	120,000	240,000	400,000	480,000
900,000	135,000	270,000	450,000	540,000
1,000,000	150,000	300,000	500,000	600,000
1,100,000	165,000	330,000	550,000	660,000
1,200,000	180,000	360,000	600,000	720,000
1,300,000	195,000	390,000	650,000	780,000
1,400,000	210,000	420,000	700,000	840,000
1,500,000	225,000	450,000	750,000	900,000

(1)	Benefits are calculated on a straight-life annuity basis. Benefits listed in the Table are not subject to deductions for Social Security or other offset amounts.

     Compensation under the Retirement Plan (for purposes of both the Traditional Formula and the Account Balance Formula) consists solely of average base compensation up to $200,000 (as adjusted for cost-of-living), including any amounts voluntarily contributed under the Company’s 401(k) plan and salary reduction contributions under the Company’s flexible benefits plan and its qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Compensation does not include additional components of compensation related to amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay. The Supplemental Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $200,000 limit. As a tax-qualified pension plan, benefits payable under the Retirement Plan are limited pursuant to the Internal Revenue Code. Therefore, benefits payable under the Supplemental Plan that are in excess of the benefits payable under the Retirement Plan are payable from the general assets of the Company. For purposes of the Traditional Formula, the average monthly compensation is the average of the highest 36 consecutive months in the final 10 years of employment. In addition, the maximum monthly benefit payable under the Traditional Formula under the Retirement Plan is sixty percent (60%) of the participant’s average monthly compensation.

     The number of credited years of service for each of the named executive officers and the average monthly compensation upon which payments under the Traditional Formula would be based, as of December 31, 2003, are as follows: Mr. Post – 30 years, $101,630; Mr. Davis – 30 years, $65,092; Mr. Stewart – 10 years, $60,079, however, Mr. Stewart is entitled to a pension benefit equal to 80% of his average monthly wage on the date of his retirement, regardless of his years of service, using his current average monthly wage of $60,079 (Mr. Stewart retired on November 26, 2003. He elected the 100% joint and survivor option under the Traditional Plan in the amount of $41,911 per month) (see description of Mr. Stewart’s employment agreement below); Mr. Levine – 19 years, $48,106, notwithstanding the table above, Mr. Levine’s pension benefit will increase by 3% of average annual compensation for each additional year of service to age 60, so that his pension benefit will equal 70% of his average annual compensation if he remains employed until age 60 (see description of Mr. Levine’s employment agreement below); Mr. Brandt – 4 months, $25,845; and Mr. Wheeler – 15 years (see description of Mr. Wheeler’s employment agreement below), $30,804. Except with respect to Messrs. Brandt and Wheeler, who are discussed separately below, although years of service begin accruing on the date of employment, benefits do not vest until the completion of five years of service. Note that as a result of the election of Messrs. Post, Davis and Brandt to participate in the Account Balance Formula, their credited years of service under the Traditional Formula are frozen at the number of years set forth above.

     Account Balance Formula

     Under the Account Balance Formula, a notional account is established for each eligible participant. The Company credits a monthly amount (“base credit”) to each participant’s account. The Company also credits a transition credit each month under the Retirement Plan for participants who have a portion of their benefits calculated under the Traditional Formula. The transition credit is only for service from 2003 until 2013. Since benefits payable from the Account Balance Formula in the Supplemental Plan are reduced by benefits payable from the Account Balance Formula in the Retirement Plan, an executive who participates in the Supplemental Plan does not receive duplicative benefits under the Account Balance Formula. The maximum monthly credits available under the plans are determined under the following charts:

     Retirement Plan:

		Transition Credits:
Age Plus Whole Years Of		Percent Of
Service At End Of Plan Year In	Base Credits: Percent Of Monthly	Monthly Compensation
Which Month Occurs	Compensation Contribution Rate	Contribution Rate
Less than 40	4%	1%
40-49	5%	1.25%
50-59	6%	1.50%
60-69	7%	1.75%
70-79	9%	2.25%
80 and over	11%	2.75%

     Supplemental Plan (1):

Percent Of Monthly
Age At End Of Plan Year In	Compensation Contribution
Which Month Occurs	Rate
Less than 35	12%
35-39	14%
40-44	16%
45-49	20%
50-54	24%
55 and over	28%

(1)	Once a participant reaches over 25 years of participation under the Supplemental Plan, that participant is no longer entitled to the monthly credit in the Supplemental Plan. For example, since Messrs. Davis and Post have over 25 years of participation in the Supplemental Plan, they would not be eligible for the Supplemental Plan credits.

     The Company also credits monthly interest to each account. Benefits at retirement are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, a lump sum or an over and under pension which payments shall take into account old age Social Security benefits under the Social Security Act; however, benefits under the Traditional Formula are generally not available as a lump sum but are paid in the form of an annuity.

     The estimated monthly benefits payable for life upon retirement at age 65 under the Account Balance Formula (both the Retirement Plan and the Supplemental Plan) for each of the named executive officers is as follows: Mr. Post – $117; Mr. Davis – $126; and Mr. Brandt – $257. These calculations use the assumption that benefits will be paid on a straight-life annuity basis.

Option II Plan

     In 1986 Mr. Post, and in 1984 and 1985 Mr. Davis, participated in Option II of the Arizona Public Service Company Deferred Compensation Plan, pursuant to which, each will receive an annual payment for a ten-year period following their retirement from the Company (the “Option II Plan”). The Option II Plan allows the participant to elect the post-retirement year in which the installment payments begin, provided the initial year is on or after the participant reaches sixty years of age and on or before the participant reaches seventy years of age. Under the Option II Plan, in the event Mr. Post elects to begin payments following his retirement upon reaching 60 years of age, his annual payment would be $162,020. In the event Mr. Davis elects to begin payments following his retirement upon reaching 60 years of age, his annual payment would be $152,037. Each year thereafter that the initial payment is delayed, the annual installment increases by 6.5%. The annual payments under the Option II Plan are forfeited if the participant is not employed by the Company or one of its subsidiaries at the time he becomes available for early retirement (age 55), in which case the participant is only entitled to receive amounts the participant contributed to the Option II Plan, plus interest. This forfeiture provision does not apply if the participant fails to reach retirement age with the Company or one of its subsidiaries as a result of death.

Employment and Severance Agreements

     Under an employment agreement between Mr. Stewart and APS, APS agreed to provide to Mr. Stewart a line of credit up to $1.2 million, drawable annually beginning January 3, 2000 in $400,000 increments with interest payable at 7.5%. All outstanding amounts are due March 31, 2005. Under the employment agreement, Mr. Stewart deferred $400,000 in salary per year for a three-year period beginning in the year 2000, and the deferrals are credited with interest payable at 9%. The Company must pay deferred amounts to Mr. Stewart in a lump sum in 2005. In addition, Mr. Stewart is entitled to one additional payment of $800,000 on January 3, 2005. The agreement further provides that Mr. Stewart’s pension benefit will be 80% of his average monthly wage on the date of his retirement.

     The Company and Mr. Wheeler entered into a letter agreement in June of 2001, pursuant to which Mr. Wheeler received an annual base salary of $275,000, a net employment incentive of $100,000 and 3,000 shares of Company stock. Under this agreement, effective July 1, 2002, Mr. Wheeler’s annual base salary increased to $300,000 and he received an additional 3,000 shares of Company stock. Mr. Wheeler was also credited with ten years of vested service for purposes of calculating his pension, effective as of June 29, 2001. Mr. Wheeler also received two years of service for pension purposes in each of the first two years of employment.

     The Company and Mr. Brandt entered into a letter agreement in November of 2002, pursuant to which Mr. Brandt received an annual base salary of $300,000 and an employment incentive of $100,000. Five (5) years of service was credited to Mr. Brandt’s pension vesting only, effective as of the date of his employment.

     APS and Mr. Levine entered into a five-year employment agreement effective as of October 1, 2002. The agreement provides for Mr. Levine to receive an annual base salary of $550,000. Mr. Levine is also entitled to an incentive bonus of up to 60% of base salary, with a target level of 40% of base salary under the officer incentive plan if certain corporate, departmental and individual targets are met. Pursuant to the employment agreement, APS shall request that the Human Resources Committee grant Mr. Levine performance share awards under the 2002 Plan in an amount equivalent to 65% – 85% of the amount of performance share awards granted to a member of the Office of the President under the 2002 Plan and performance accelerated stock options equal to five (5) times the number of performance share awards granted to Mr. Levine (see “Executive Compensation – Option Grants During 2003” and “Executive Compensation – 2003 Performance Share Awards” for information about the performance accelerated stock options and performance share awards granted to Mr. Levine during 2003). During each year of his employment agreement, APS shall also request that the Human Resources Committee grant Mr. Levine 2,000 shares of restricted stock under a 1994 Company stock plan, without any vesting requirement. The 2003 grant of these shares is reflected as a “Restricted Stock Award” in the Summary Compensation Table. Mr. Levine was credited with an additional five years of service for pension purposes, resulting in a total of nineteen years of service as of January 2003, and his pension benefit grows at 3% per year until his benefit reaches 70%, which is scheduled to occur when he reaches age sixty. Mr. Levine may also receive additional compensation upon the Palo Verde Nuclear Generating Station maintaining specified federal and nuclear oversight program ratings for nuclear safety and for achieving successful outage results.

     The Company has entered into identical severance agreements with each of its executive officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change of control. The agreements provide for certain payments if, during the two-year period following a change of control of the Company, the Company involuntarily terminates the officer’s employment or the executive terminates his or her own employment following a significant and detrimental change in the executive’s employment. The termination payment, if required, is an amount equal to three times the sum of the executive’s annual salary at termination plus an annual bonus, as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental and group life insurance benefits at a shared cost for three years. The termination is treated as a normal termination under the Company’s stock option and benefit plans, and outplacement services are provided. If Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments, the agreement further provides for an additional gross up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments. “Change of control” includes: (1) an unrelated third party’s acquisition of 20% or more of the Company’s or APS’ voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company’s or APS’ outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) the shareholders of either the Company or APS approve a sale, transfer or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the “Company Incumbent Board”) or of APS (the “APS Incumbent Board”), as of July 31, 1999, no longer comprises at least 2/3 of the Company’s or APS’ Board of Directors. For purposes of this latter provision, a person elected to either Board after July 31, 1999, is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors. No severance benefits will be payable to an officer whose termination is due to retirement, disability, death, voluntary termination, or for “cause” as defined in the agreements. Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company pursuant to which amounts deferred are credited with interest at rates determined by the plan committee appointed by the Board (the “General Plan”). Effective January 1, 1996, the Company established a revocable trust to fund the benefits under the General Plan, the Option II Plan, and certain other benefits. Upon the occurrence of a “change of control” within the meaning of the General Plan and the trust, the interest rate under the General Plan shall be the enhanced rate established by the plan committee, and the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the General Plan and the Option II Plan within 60 days after the occurrence of that event. The “change of control,” for purposes of the plans and trust, is defined in the same manner as the “change of control” definition contained in the severance agreements described above.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE
LLP AS INDEPENDENT AUDITORS OF THE COMPANY

     The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Shareholder ratification is not required by the Company’s Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING 2004.

PROPOSAL 3 — SHAREHOLDER PROPOSAL

What is the Shareholder’s proposal?

   The Company is not responsible for the content of this shareholder proposal or supporting statement.

     The Company has been advised that the Arizona Safe Energy Coalition (owner of record of 70 shares, as of the record date), c/o Betty Schroeder, 5349 West Bar X Street, Tucson, Arizona 85713 intends to present the following proposal at the 2004 Annual Meeting. The proposal and supporting statement exactly as submitted to the Company, are set forth below. The Board of Directors opposes this proposal for the reasons stated on pages 29 and 30 of this proxy statement.

     WHEREAS:

     As long as Palo Verde nuclear reactors operate, they will continue generating radioactively and thermally hot, irradiated fuel rods. Periodic replacement with new fuel rods requires transferring irradiated fuel rods (that must be cooled, after removal) to wet storage in the on-site Spent Fuel Pool for at least five years before they can be moved. “Spent” fuel rods are hundreds of thousands of times more radioactive and dangerous than when first loaded into the reactor. The U.S. Nuclear Regulatory Commission has granted some utilities permission to store far more irradiated fuel rods in their fuel pools than intended in their initial design, compounding the danger. Irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

     According to a February 2001 NRC study, even in a shutdown plant undergoing decommissioning, a spent fuel pool catastrophe could raise the risk of radiation-induced cancer as far away as 500 miles, and of fatalities near the plant from radiation poisoning. Risks at operating plants could be greater.

     In 2002 the President and Congress approved the siting of a federal underground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not yet finally designed or licensed. If licensed, its construction would not be completed until at least 2015. The nuclear industry describes

Yucca Mountain as one single site where all the nation’s irradiated fuel rods could be consolidated. However, its capacity is limited by law. Older fuel rods now being stored at older reactors would have priority for disposal space. Therefore, space for fuel rods from Palo Verde’s reactors may not be available at this first national repository since Palo Verde is the newest reactor to go on-line.

     Since the irradiated rods of each plant must be kept at that plant’s site temporarily, highly radioactive rods will continue to be stored nationwide at every operating plant as long as nuclear plants continue operating.

     On February 7, 2002, Homeland Security Director Tom Ridge said that structural changes may be necessary to fortify nuclear plants against September 11 kinds of attacks, and other threats not previously considered.

     Construction on-site at Palo Verde, of fortified bunkers or other structures (below- or partially below-grade), concealed from off-site locations, may be essential to provide more protective safeguards for the interim storage on-site of irradiated fuel rods.

     RESOLVED:

     In light of heightened public safety concerns, we request that the Company prepare a report, at reasonable cost, that outlines the current vulnerability and substantial risks of the interim storage of irradiated fuel rods at the Palo Verde plant, and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by September 2004.

     SUPPORTING STATEMENT:

     Pinnacle West remains morally responsible and financially liable for Palo Verde, for seeking to secure its radioactive wastes, and for protecting workers and the public into the indefinite future. We believe this study is essential for realistic and responsible security, economic and ethical planning.

What is the Board’s response to the proposal?

Board of Directors’ Statement AGAINST Shareholder Proposal

     The Arizona Safe Energy Coalition, the proponent of this proposal, presented a virtually identical proposal at the Company’s 2003 Annual Meeting. The Board of Directors included a detailed statement in opposition to that proposal in the 2003 proxy statement. Only six percent (6%) of the shareholders voting on this matter at the 2003 Annual Meeting voted in favor of accepting the proposal. The Board of Directors response to the proposal is as follows:

     The Company, APS and the Palo Verde Nuclear Generating Station (“Palo Verde”) take pride in our commitment to safety. Protecting the health and safety of the public as well as that of our employees is, and always will be, a top priority.

     In 1982, Congress passed the Nuclear Waste Policy Act (“NWPA”), which requires the federal government to permanently dispose of all spent nuclear fuel generated at the nation’s nuclear power plants. Pursuant to the NWPA, the Department of Energy (“DOE”) has entered into a contract with APS and the other owners of Palo Verde for the disposal of spent nuclear fuel. Thus, the DOE has both a contractual and a statutory obligation to take possession and dispose of all of the spent nuclear fuel generated at Palo Verde. In 2002, Congress approved the Yucca Mountain site in Nevada as the nation’s nuclear waste repository. The DOE, which has responsibility for building Yucca Mountain, has currently scheduled completion of that construction for 2010. However, the DOE’s obligation to dispose of spent nuclear fuel from Palo Verde is not contingent upon the completion of, or storage capacities at, Yucca Mountain.

     Until such time as the DOE fulfills its obligation to take possession and dispose of the spent nuclear fuel generated at Palo Verde, the spent fuel will be safely stored onsite in either the spent fuel pools or dry fuel storage systems. The Nuclear Regulatory Commission (“NRC”) is the federal government agency that is responsible for licensing and regulating commercial nuclear power plants. This responsibility includes protecting the public health and safety, and the environment, as well as safeguarding nuclear materials and nuclear power plants in the interests of national security. The design and construction of the spent fuel pools and the dry fuel storage systems at Palo Verde are approved and licensed by the NRC. Additionally, the NRC also regulates and inspects their operation.

     After the terrorist attacks of September 11, 2001, the NRC issued a number of advisories to nuclear power plant licensees in order to further strengthen licensees’ capabilities and readiness to respond to a potential attack. In February 2002, the NRC issued an order modifying the licenses of all operating nuclear power plants. The NRC order required the implementation of specified interim safeguards and security compensatory measures in order to address the generalized high-level threat environment post September 11, 2001. Palo Verde implemented the measures required by the NRC’s order and the NRC has reviewed and inspected Palo Verde’s actions and determined that Palo Verde is in compliance. In addition, on April 29, 2003, the NRC issued an order requiring all operating nuclear power plants to take certain actions in connection with a revised design basis threat scenario established by the NRC (the terms of the actual revised design basis threat is designated as NRC safeguards information and is not public). The April order requires all licensees to submit certain revised physical security plans, safeguards contingency plans and guard training and qualification plans, including an implementation schedule, to the NRC for review and approval no later than April 29, 2004. The order also provides that such revised plans are required to be fully implemented no later than October 29, 2004. Palo Verde intends to be in full compliance with the April order.

     In light of the actions that Palo Verde has taken to enhance security, as well as the continuing NRC reviews in this area, the Company does not believe that it is necessary, prudent, cost-effective or in the best interest of nuclear safety to prepare a report separate and apart from the actions or ongoing reviews being taken by the industry and the NRC.

     Because of the extensive security measures presently in place at Palo Verde to protect the station, including its spent fuel, and the ongoing NRC reviews in this area, the Board believes that this shareholder proposal is not in the best interests of the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

ADDITIONAL INFORMATION

How do we submit shareholder proposals or director nominations for the next Annual Meeting?

     Any shareholder who intends to have a proposal considered for inclusion in the proxy statement and form of proxy relating to the 2005 Annual Meeting of the Company’s shareholders and who wishes to present the proposal at that meeting must submit the proposal in accordance with the applicable rules of the SEC. The Company must receive the proposal at its principal executive office on or before December 16, 2004. A shareholder who intends to present a proposal at the 2005 Annual Meeting but does not wish it to be included in the proxy statement and form of proxy must submit the proposal by the close of business on February 18, 2005, but not earlier than January 19, 2005, in accordance with the applicable provisions of the Company’s Bylaws, a copy of which is available upon written request to the Office of the Secretary. If a shareholder submits a proposal after the close of business on March 1, 2005, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2005 Annual Meeting. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination on or before November 19, 2004 and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. See “How are nominees for the Board selected?” on page 10 of this proxy statement. The Company suggests that proponents submit their proposals and nominations to the Office of the Secretary by Certified Mail – Return Receipt Requested.

How many annual reports and proxy statements are delivered to a shared address?

     If you and one or more shareholders of Company stock share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of an annual report or proxy at the same address now or in the future may:

•	call Shareholder Services at 1-800-457-2983;

•	mail a request to receive separate copies to Shareholder Services at P.O. Box 52133, Phoenix, AZ 85072-2133; or

•	e-mail a request to: shareholderdept@pinnaclewest.com.

     Shareholders who own Company stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their broker.

     Shareholders currently receiving multiple copies of an annual report and proxy at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and addresses.

How much did this proxy solicitation cost?

     The Board of Directors is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. Proxies are primarily sent by mail, although the Company may solicit consenting shareholders over the internet. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $5,500, plus customary expenses. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

APPENDIX A

PINNACLE WEST CAPITAL CORPORATION

DIRECTOR INDEPENDENCE STANDARDS

(January 21, 2004)

BACKGROUND

     On November 4, 2003, the Securities and Exchange Commission (the “SEC”) approved corporate governance rules proposed by The New York Stock Exchange (“NYSE”). Among other things, these rules require NYSE-listed companies, such as Pinnacle West Capital Corporation (the “Company”), to have a majority of “independent directors.” The rules include a list of relationships that would prevent a director from being independent under NYSE listing standards. Commentary to the rules includes the following language on this topic:

It is not possible to anticipate, or explicitly to provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company (references to “company” would include any parent or subsidiary in a consolidated group within the company). Accordingly, we think it best that boards making “independence” determinations broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the company, the board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships (among others). However, as the concern is independence from management, the [NYSE] does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

     In discussing a board’s determination of the “independence” of a director, commentary to the rules includes the following language:

     [A] board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained. A company must disclose any standard it adopts. It may then make the general statement that the independent directors meet the standards set by the board without detailing the particular aspects of the immaterial relationships between individual directors and the company.

     In furtherance of proactive corporate governance practices, the Company’s Board of Directors believes it is appropriate to adopt director independence standards designed to comply with the rules and to evaluate each director’s independence in light of these standards.

DIRECTOR INDEPENDENCE STANDARDS

1.	For purposes of these Director Independence Standards, the term “Independent” has the meaning ascribed to such term in the NYSE rules requiring NYSE-listed companies to have a majority of “independent” directors.

2.	The Company will publicly disclose director independence determinations in accordance with NYSE rules and/or applicable law.

3.	No director qualifies as Independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board may make this determination upon its finding that a director does not have any of the relationships or interests described in Paragraphs 4-8 below.

4.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not Independent until three years after the end of such employment relationship.

5.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service), is not Independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

6.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not Independent until three years after the end of the affiliation or the employment or the auditing relationship.

7.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not Independent until three years after the end of such service or the employment relationship.

8.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not Independent until three years after falling below such threshold.

9.	For purposes of Paragraphs 4-8 above, “immediate family members” consist of a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

10.	For purposes of Paragraphs 4-8 above, (a) the three year “look- back” period will apply only from and after November 4, 2004, and (b) until the complete phase-in of the three-year look-back period, the Company will consider periods from January 1, 2002.

11.	Nothing in these Director Independence Standards prohibits the Board of Directors from determining that a director is not Independent based on other relationships or transactions not specifically described in Paragraphs 4 - 8 above.

12.	Nothing in these Director Independence Standards prohibits the Board of Directors from adopting additional or different qualifications for director membership on a Board committee, it being understood that such qualifications will be separately approved by the Board and included in such Board committee’s charter.

Effective as of January 21, 2004.

/s/ WILLIAM J. POST

William J. Post, Chairman of the Board
and Chief Executive Officer

APPENDIX B

AUDIT COMMITTEE CHARTER

(December 17, 2003)

I. GENERAL

The Audit Committee is a committee of the Board of Directors of the Company. Its primary function is to assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

The Audit Committee will report regularly to the Board.

II. COMMITTEE COMPOSITION AND MEMBER QUALIFICATIONS

The Audit Committee will consist of three or more directors who meet the independence and experience requirements of the New York Stock Exchange (“NYSE”).

No Audit Committee member may simultaneously serve on the audit committee of more than three public companies, including the Company.

Each member of the Audit Committee must meet the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as reflected in Commission Release No. 34-47654 (April 1, 2003). Under these requirements, a member of the Audit Committee will not be considered independent if he or she (a) accepts directly or indirectly any consulting, advisory, or other compensatory fee from the Company or (b) is an affiliated person of the Company or any of its subsidiaries, in each case, other than in his or her capacity as a member of the Board or a Board committee. The Board will determine whether the Audit Committee members meet the required independence standards.

At least one member of the Audit Committee shall be an “audit committee financial expert,” as defined by the Commission.

The Board will select the members of the Audit Committee on at least an annual basis. Members of the Audit Committee may be removed by the Board at any time.

III. MEETINGS

The Committee will meet as often as it determines, but not less frequently than quarterly. The Committee may create subcommittees and vest those subcommittees with the authority of the full Committee with respect to specific matters delegated to such subcommittees.

The Committee will meet separately, at least quarterly, with each of management, the internal auditors, and the independent auditor.

IV. AUDIT COMMITTEE AUTHORITY AND RESPONSIBILITIES

     General

1.	The Audit Committee shall be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee.

2.	The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals are presented to the full Audit Committee at its next scheduled meeting.

3.	The Audit Committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (a) compensation to the independent auditor and any such advisors and (b) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

     Oversight of the Company’s Relationship With the Independent Auditor

4.	Review and evaluate the lead partner of the independent auditor team.

5.	At least annually, obtain and review a report by the independent auditor describing (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) (to assess the auditor’s independence) all relationships between the independent auditor and the Company. In addition to discussing the foregoing matters with the independent auditor, the Committee shall take other appropriate actions as it may deem necessary to satisfy itself of the independent auditor’s independence. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

6.	Ensure the rotation of the audit partners as required by law.

7.	Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor.

8.	Discuss with the independent auditor any issues on which the Company’s audit team consulted the independent auditor’s national accounting office on auditing or accounting issues presented by the engagement and, if the Committee deems it necessary or appropriate, discuss such issues directly with the national accounting office.

9.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

     Oversight of the Company’s Internal Audit Function

10.	Review and concur in the appointment, replacement or dismissal of the Director of Audit Services.

11.	Review the significant reports to management prepared by the internal Audit Services Department and management’s responses.

12.	Discuss with the independent auditor and the Director of Audit Services the responsibilities, budget, and staffing and any recommended changes in the planned scope of the internal audit.

     Financial Statement and Disclosure Matters

13.	Review and discuss with management and the independent auditor, prior to the filing of the Company’s Annual Report on Form 10-K, (a) the annual audited financial statements contained in the Form 10-K, and (b) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Form 10-K.

14.	Review and discuss with management and the independent auditor, prior to the filing of the Company’s Quarterly Report on Form 10-Q, (a) the Company’s quarterly financial statements contained in the Form 10-Q, as well as the results of the independent auditor’s review of the quarterly financial statements, and (b) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Form 10-Q.

15.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

16.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

17.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

18.	Discuss with management and the independent auditor the effect on the Company’s financial statements of regulatory and accounting initiatives and off-balance sheet structures.

19.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

20.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response; any restrictions on the scope of activities or access to requested information; and any significant disagreements with management.

21.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

     Compliance Oversight Responsibilities

22.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated. Generally, Section 10A(b) requires the independent auditor, if it detects or becomes aware of any illegal act, to ensure that the Audit Committee is adequately informed.

23.	Review management’s monitoring of the Company’s compliance with the Company’s Ethics Policy and Standards of Business Practices.

24.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

26.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

27.	Conduct a Committee self-assessment on at least an annual basis to determine whether the Committee is functioning effectively, consistent with the self-assessment process reflected in the Company’s corporate governance principles (see Paragraph 3(f) of the Corporate Governance Committee Charter).

28.	Review this Audit Committee Charter at least annually and, if appropriate, recommend changes to the Board of Directors.

V. AUDIT COMMITTEE’S ROLE — GENERAL

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Ethics Policy and Standards of Business Practices.

This Audit Committee Charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties, under applicable state law.

Effective as of December 17, 2003.

/s/ WILLIAM J. POST

William J. Post Chairman of the Board of Directors

/s/ MARTHA O. HESSE

Martha O. Hesse
Director and Chairman of the Audit
Committee of the Board of Directors

Dear Shareholder:

Enclosed is your 2004 Pinnacle West Capital Corporation proxy card. You may now access the 2003 Annual Report and the Notice and Proxy Statement online at www.pinnaclewest.com. Please note, you will not receive a printed copy of these reports.

Please review the reports and then take a moment to vote online at www.proxyvote.com; as indicated on your proxy card. You may also vote by phone or mail; all voting options are included on your proxy card.

If you decide you would like a printed copy of either the Annual Report or the Notice and Proxy Statement, you may request one by calling us toll free at 800-457-2983 or email shareholderdept@pinnaclewest.com.

Your consent to view this information online results in significant printing and postage savings to the Company, contributing to shareholder value.

Dear Shareholders,

The 2004 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Herberger Theater Center, 222 East Monroe St., Phoenix, Arizona on May 19, 2004 at 10:30 a.m. Mountain Standard Time. At the meeting, shareholders will be asked to elect four (4) Class I Directors to serve on the Board until the 2007 Annual Meeting, to ratify the appointment of the Company’s independent auditor for the fiscal year ending December 31, 2004 and to vote on a shareholder proposal.

Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three (3) voting options. We encourage you to attend the Annual Meeting and have provided a map for your reference.

Sincerely,

Nancy C. Loftin
Vice President, General Counsel and Secretary

PROXY FORM	Pinnacle West Capital Corporation	PROXY FORM

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 2004.

The undersigned hereby appoints William J. Post and Nancy C. Loftin, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 19, 2004, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”) then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned’s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 14, 2004 will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: Class I — Roy A. Herberger, Jr., Humberto S. Lopez, Kathryn L. Munro and William L. Stewart.

This proxy will be voted as specified on the reverse. If no
specification is made, this proxy will be voted FOR proposals one
(1) and two (2) and AGAINST proposal three (3).

VOTE BY INTERNET OR TELEPHONE

QUICK	EASY	IMMEDIATE

Your telephone or Internet authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic access of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we’ve provided or return to Pinnacle West Capital Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet
or by phone, DO NOT mail
your proxy card
Thank you for voting.

123,456,789,012.00000
+ [000000000000]
A/C      1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK	[X]	PINNWl	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PINNACLE WEST CAPITAL CORPORATION

The Board of Directors recommends a vote FOR proposals one (1) and two (2) and AGAINST proposal three (3).	03	0000000000	219781748481

Vote On Directors		For All	Withhold All	For All Except
1.	Election of Directors
	Nominees:	[ ]	[ ]	[ ]
01) Roy A. Herberger, Jr.
02) Humberto S . Lopez
03) Kathryn L. Munro
04) William L. Stewart

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

		For	Against	Abstain
Vote On Proposal for Ratification of Independent Auditor

2.	Ratification of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year ending December 31, 2004	[ ]	[ ]	[ ]
Vote On Shareholder Proposal

3.	Vote On Shareholder Proposal	[ ]	[ ]	[ ]

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
	Yes [ ]	No [ ]

All owners should sign as their name appears hereon. Fiduciaries, trustees, and corporate officers should indicate title and authority.

Signature [PLEASE SIGN WITHIN BOX]	Date	P92511	Signature (Joint Owners)	Date

123,456,789,012
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